Exhibit 10.3

EXHIBIT B

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE is made by and between                    , an individual and his heirs, assigns, executors, agents and representatives (“Employee”) on the one side, and Daou Systems, Inc. (“Daou”) on the other.

WHEREAS, Employee was formerly employed by Daou ; and

WHEREAS, the parties desire to separate on amicable terms and resolve any and all issues relating to the Employee, including the Employee’s former employment with Daou and termination thereof;

AGREEMENT AND RELEASES

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations contained herein, Employee and Daou, each intending to be legally held bound, agree as follows:

(a) Consideration. In consideration for the releases and other covenants set forth in this Separation Agreement and Release, Daou shall pay to Employee                  weeks of severance pay in the gross amount of                                 , less all applicable withholding taxes. This severance will paid in accordance with Daou’ s regular payroll practices following the effective date of this Agreement.

(b) Release. Employee hereby generally releases and discharges Daou and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliated entities, divisions and assigns, together with each and every of their present, past and future officers, directors, shareholders, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “Claims”), which Employee ever had, now has, or may have against the Releasees or any one of them arising out of or relating to any matter, thing or event occurring up to and including the effective date of this Severance Agreement and Release. Employee’s release specifically includes, but is not limited to:

(i) any and all Claims for wages and benefits including, without limitation, salary, stock, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, sick pay and bonuses;

(ii) any and all Claims for wrongful discharge and breach of contract, whether express or implied, and breach of the implied covenant of good faith and fair dealing;

(iii) any and all Claims for alleged employment discrimination or harassment on the basis of age, race, color, religion, sex, national origin, veteran status, disability, handicap and/or any other protected characteristic, and any and all Claims for violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to Claims under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, the Civil Rights Act of 1870, the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended, or any comparable federal, state or local statute;

(iv) any and all Claims in tort (including but not limited to any Claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);

(v) any and all Claims for attorneys’ fees and costs; and

(vi) any and all other Claims for damages, including compensatory and punitive damages.

(c) Acknowledgment. Employee understands that this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the effective date of this Separation Agreement and Release, whether now known or unknown, suspected or unsuspected, and Employee’s participation as a member of any class asserting any such Claims, and that this constitutes an essential term of this Separation Agreement and Release. Employee understands and acknowledges the significance and consequence of this Separation Agreement and Release and of each specific release and waiver, and expressly consents that this Separation Agreement and Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims, demands, obligations, and causes of action, if any, as well as those relating to any other Claims, demands, obligations or causes of action herein above-specified.

(d) Reinstatement. Employee hereby waives any right or claim Employee may have to employment, re-instatement, re-assignment or re-employment with Daou, or any of its parents, subsidiaries, divisions or affiliated entities.

(e) Remedies. All remedies at law or in equity shall be available to the Releasees, or any one of them, for the enforcement of this Separation Agreement and Release. This Separation Agreement and Release may be pleaded as a full bar to the enforcement of any claim that Employee may assert against the Releasees, or any one of them.

(f) Attorneys’ Fees. Each party is responsible for his or its own attorneys’ fees and costs.

(g) No Admissions. Neither the execution of this Separation Agreement and Release by Daou nor the terms hereof constitute an admission by Daou or by any agent or employee of Daou of liability or unlawful conduct.

(h) Confidentiality. Employee acknowledges that he has not disclosed, discussed or publicized the negotiation, terms or fact of this Separation Agreement and Release with anyone other than Employee’s attorney and spouse. Employee agrees that Employee will not disclose, discuss or publicize the negotiation, terms or fact of this Separation Agreement and Release, directly or indirectly, to any person or entity, except to Employee’s accountant, attorney, spouse or to others as required by law.

(i) Non-Disparagement. Employee agrees that he shall not attempt to disrupt Daou’s operations and that Employee shall not disparage the Releasees, or any one of them, in any manner whatsoever or take any action that would adversely affect the business or professional reputation of any of them.

(j) Return of Property. Before any payments are made under this Agreement, Employee shall return to Daou in good working order all company property within Employee’s possession, custody and control. Such property includes, but is not limited to: keys, computers and related equipment, software, calculators, car, cellular phone, equipment, credit cards, forms, files, manuals, correspondence, business cards, personnel data, lists of customers, and/or employees, contracts, contract information, agreements, leases, plans, brochures, catalogues, training materials, computer tapes and diskettes or other portable media.

(k) Confidential Information. Employee agrees that he will not disclose to anyone or use for his direct or indirect benefit or the direct or indirect benefit of any third party, any Confidential Information (as hereinafter defined) of Daou. In general, “Confidential Information” means and includes, but is not limited to, information Employee obtained during his employment about Daou’s operations, plans, strategies, products, technologies, processes, forecasts, sales, pricing, marketing, personnel or business, or other information acquired by Employee that is not readily available to the public and is considered confidential or proprietary information. Employee further acknowledges that he has continuing obligations to Daou under his Employee Confidentiality and Inventions Agreement.

(l) Non-Solicitation. Employee agrees that he will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of Daou or its affiliates or parent to leave employment, or any customer or prospective customer contacted within the past year to curtail or cancel its business with Daou or its affiliates or parent.

(m) No Assistance. Employee covenants that he will take no action to solicit or assist any individual or entity in preparing, commencing or prosecuting any action or proceeding against the Releasees, or any one of them, including but not limited to, any administrative agency claims, charges or complaints and/or lawsuits against the Releasees, or any one of them, or to voluntarily participate or cooperate in any such action or proceeding, except as such waiver is specifically prohibited by law or administrative action. Notwithstanding the terms of this paragraph, this Separation Agreement shall not preclude Employee from testifying in such an action or proceeding if Employee is compelled to do so pursuant to a subpoena or other court order. Employee expressly agrees that he will give Daou at least ten (10) business days written notice in advance of the scheduled date of testimony, if Employee should receive, by service or otherwise, a notice, subpoena or other court order or any other written or oral request seeking or requiring him to testify or otherwise participate in or assist in any action or proceeding against the Releasees, or any one of them.

(n) Essential Terms. Employee further understands and agrees: (1) that Employee’s promises as provided in paragraphs 8, 9, 10, 11, 12, and 13 herein are a material inducement to Company to enter into this Separation Agreement and are of the essence of this Separation Agreement; (2) that a breach of the obligations under any of these provisions by Employee shall be a material breach hereof, entitling Daou to costs and fees for enforcement and the return of any payments made to Employee under this Separation Agreement; and (3) that this Separation Agreement will in all other respects remain in full force and effect.

(o) Entire Agreement. This Separation Agreement and Release contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.

(p) Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

(q) Advice of Counsel/Review Period. Employee hereby acknowledges that he has been afforded a reasonable time to read and review the terms of the Separation Agreement and Release, that Employee has been advised to seek the advice of counsel with respect thereto, that Employee has in fact sought the advice of counsel, that Employee has carefully read this Separation Agreement and Release, and that he understands its contents, meaning and intent. Employee further acknowledges that, understanding this document, he has freely and voluntarily executed it without compulsion, coercion or duress. Employee has at least twenty-one (21) days to review this Separation Agreement and Release. If Employee decides to sign it before the expiration of the twenty-one day period, he does so voluntarily and with the intent to waive the full review period. Employee has seven (7) days after signing this Separation Agreement and Release to revoke his acceptance, and the Separation Agreement and Release will not become effective or enforceable until the seven-day period has passed.

(r) Dispute Resolution. In the event that there is a dispute between the parties arising out of or relating to this Separation Agreement and Release, the parties agree that such dispute shall be resolved by final and binding arbitration. Arbitration shall take place in Philadelphia, Pennsylvania before the American Arbitration Association in accordance with the applicable rules of the American Arbitration Association pertaining to employment arbitration. Notwithstanding the foregoing, the parties agree that depositions may be taken and other discovery obtained during such arbitration to the same extent as authorized under the Federal Rules of Civil Procedure. Any award issued as a result of such arbitration shall be final and binding between the parties and shall be enforceable by a court of competent jurisdiction.

(s) Facsimile/Counterparts. This Separation Agreement and Release may be executed either by a manual signature or a facsimile version of a manual signature in any number of counterparts, each such counterpart being considered an original, and when taken together all counterparts shall be deemed one document, and shall be deemed effective as of the date indicated.

(t) Amendments. Neither this Separation Agreement and Release nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.

(u) Governing Law. This Separation Agreement and Release shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of any jurisdiction.

(v) Legally Binding. The terms of this Separation Agreement and Release contained herein are contractual, and not a mere recital.

IN WITNESS WHEREOF, the parties acknowledging that they are acting of their own free will have voluntarily caused the execution of this Separation Agreement and Release as of this day and year written below.

Witness:
[Employee Name]

Date:

DAOU SYSTEMS, INC.

By:	Witness:
Title:

Date:

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